EXHIBIT 99.1

Regulators Approve Price as Chief Credit Officer of Commonwealth Bankshares, Inc.

NORFOLK, Va., July 18, 2011 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (the "Company" or "Commonwealth") (Nasdaq:CWBS) today named Donald B. Price as chief credit officer after receiving approval from federal and state banking authorities. Price replaces Chris Beisel, who was appointed by the board of directors as president and CEO of the company in May after serving as interim president since December 2010.

Commonwealth Bankshares and its bank, the Bank of Commonwealth, have been operating since July 2010 under a written agreement with the Federal Reserve of Richmond and Virginia's Bureau of financial institutions. The agreement calls for the company to address credit quality and capital concerns.

"Don has the experience and level of knowledge we need to head our credit area, particularly in commercial real estate and small business lending," Beisel said. "We have worked very hard at creating a new credit culture for our bank. Don understands the new infrastructure and what regulators expect from us."

Commonwealth hired Price in 2009 as a senior commercial lending officer, assigning the banking veteran a troubled loan portfolio consisting primarily of commercial real estate and land development. Price joined the company as it began to aggressively deal with bad loans.

"I knew the challenges before I accepted the job," said Price, who has spent all of his 24 years in commercial lending in the Hampton Roads area. "We have in place a new credit risk management system that was essential in moving the company in the right direction. We've made a tremendous amount of progress in a very short time."

The company recently announced that it has appointed FIG Partners LLC of Atlanta, Ga., and McKinnon & Company, Inc. of Norfolk, Va. to explore options that would return Commonwealth to acceptable levels of capital as required by the Federal Reserve. In addition, Commonwealth has hired the legal firm DLA Piper, LLP of Washington, D.C., and the accounting firm KPMG, LLP of Norfolk, Va.

"They're very important to our efforts to identify strategic opportunities that will strengthen our capital position and improve our financial performance," Beisel said.

Price, 54, began his banking career as a branch manager in Newport News after graduating from Old Dominion University in Norfolk, Va. where he studied finance and real estate before earning a bachelor's degree in business administration. Price has continued his education throughout his career, focusing in the areas of commercial lending, commercial credit and financial analysis, small business lending, corporate banking, and accounting.

Experienced in secondary and capital markets lending, Price joined Commonwealth from Commercial Loan Services of Hampton, Va., where he provided loan sale advisory services and commercial loan alternatives for banks, realtors and commercial brokers. From 2004 to 2008, Price was vice president of commercial wholesale lending for Lehman Brothers in Hampton.

"We are fortunate to have someone of his ability, particularly at this time," Beisel said. "Don will play a major role as we go forward."

Commonwealth Bankshares, Inc., through its banking subsidiary the Bank of Commonwealth, operates 21 offices in Hampton Roads, Va. and northeastern North Carolina. Commonwealth has approximately $1.0 billion in assets.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT: Chris E. Beisel
         CEO and President
         Commonwealth Bankshares, Inc.
         (757) 446-6953

         Donald B. Price
         Chief Credit Officer
         Commonwealth Bankshares, Inc.
         (757) 446-6982